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                                                                    Exhibit 99.8





VIA FACSIMILE

February 27, 1998

Mr. Richard A. Meckler
Senior Managing Director
LibertyView Capital Management, Inc.
101 Hudson Street, Suite 3700
Jersey City, New Jersey 07302

Re: 6% Secured Convertible Subordinated Debenture Purchase Agreements between NetMed, Inc. ("NetMed") and CPR (USA), Inc. ("CPR"), LibertyView Fund LLC, and LibertyView Plus Fund (the "Funds").

Dear Rick:

Per our recent discussions, NetMed is prepared to extend to June 30, 1998, the period during which CPR and the Funds may convert Debentures into the Pledged Shares under the Debenture Purchase Agreements, provided that CPR and the Funds agree that conversions into NetMed shares between April 1 and June 30 be at a discount of 22.5%. To effect this change, the definition of "Conversion Price" in each of the Debenture Purchase Agreements between NetMed, CPR and the Funds would be amended to read as follows:

                  "Conversion Price" means an amount equal to the lesser of (a) a twenty percent (20%) discount to the average closing bid price as reported by the American Stock Exchange, Inc. ("Amex") or such other Exchange on which the securities are listed ("Closing Bid Price") for the three (3) business days preceding the Conversion Date (for conversions taking place between April 1, 1998 and June 30, 1998 the discount shall be twenty two and one-half percent (22.5%) to the average Closing Bid Price for the three (3) business days preceding the Conversion Date, and for conversions taking place after June 30, 1998 the discount shall be a twenty five percent (25%) to the average Closing Bid Price for the three (3) business days preceding the Conversion Date); or (b) one hundred ten (110%) percent of the average Closing Price for the Common Stock as reported on the Amex during the three (3) trading days ending on the day before the Closing Date; provided, however, that in the event the Conversion Price for (a) or
         (b) above is less than Three ($3) Dollars per share prior to June 30, 1998, the Purchaser may either convert into the Company's shares or the Pledged Shares, as defined herein, at the


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Mr. Richard A. Meckler
March 23, 1998
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         indicated discount for the Company's shares as per (a) or (b) above, or if conversion is into the Pledged Shares, at the discount set forth in
         Section 7(iv) of the Pledge Agreement for the Pledged Shares.

The effective date of this amendment would be March 1, 1998. If the foregoing is acceptable to CPR and the Funds, please sign and return to me by facsimile at
(614) 793-9356.

Sincerely,

/s/ KENNETH B. LEACHMAN
-----------------------
Kenneth B. Leachman
Vice President - Finance

AGREED TO AND ACCEPTED:

CPR (USA), Inc.
LibertyView Fund, LLC
LibertyView Plus Fund

By: LibertyView Capital Management, Inc.



By: /s/ RICHARD A. MECKLER
   -----------------------
    Richard A. Meckler
    Senior Managing Director